Exhibit 10.3

TRANSFER AGREEMENT

by and among

MASTER METSUN TWO, LP

a Delaware limited partnership,

SUNRISE SENIOR LIVING INVESTMENTS, INC.,

a Virginia corporation,

and

CNL INCOME PARTNERS, LP,

a Delaware limited partnership

and

CNLSUN PARTNERS II, LLC,

a Delaware limited liability company

July 8, 2011

I

II

III

EXHIBITS

A	Facilities; Facility Owners

B.	Form of Assignment and Assumption of Interest Agreement

C.	Disclosure Statement

D.	Seller’s Non-Imputation Affidavit

E.	Rent Roll

F.	Non-Foreign Status Affidavit

G.	Existing Loan Modification Term Sheet

IV

TRANSFER AGREEMENT

(Transfer of Interests in MetSun Two Pool One, LLC)

THIS TRANSFER AGREEMENT (this “Agreement”) is dated as of the 8th day of July, 2011, by and among MASTER METSUN TWO, LP, a Delaware limited partnership (“Transferor”), CNLSUN PARTNERS II, LLC, a Delaware limited liability company (“Transferee”), SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation (“SSLII”) and CNL INCOME PARTNERS, LP, a Delaware limited partnership (“New Investor”). Certain capitalized terms used herein are defined in Section 1.01.

RECITALS:

A. Transferor is the sole member of MetSun Two Pool One, LLC (“Pool One LLC”). Transferor’s interest in Pool One LLC is referred to herein as “Transferor’s Interest.”

B. Transferor is owned by SSLII, Master Metsun Two GP, LLC (“Sunrise GP”) and Metropolitan Connecticut Properties Ventures, LLC (“Metlife”). Transferor is governed by that certain Second Amended and Restated Limited Partnership Agreement, dated as of December 7, 2007 (as amended, the “Existing Venture Agreement”).

C. Pool One LLC is governed by that certain Amended and Restated Limited Liability Company Agreement of MetSun Two Pool One, LLC, dated as of February 6, 2008 (the “Pool One LLC Agreement”).

D. Pool One LLC owns, indirectly, the fee simple interest in each of the six (6) senior living facilities described in Exhibit A (the “Facilities”)

E. Pool One LLC owns 100% of the membership interests in MetSun Two Pool One GP, LLC, a Delaware limited liability company (the “Pool One GP”). Pool One LLC’s interest in Pool One GP, LLC is referred to herein as the “GP Interest”).

F. Pool One LLC owns (i) 100% membership interests in (a) Metsun Two Bloomfield South MI Senior Living, LLC, (b) Sunrise Johns Creek GA Senior Living, LLC, (c) Metsun Two Broomfield CO Senior Living, LLC and (d) Sunrise Wake County NC Senior Living, LLC (collectively, the “LLC Facility Owners”) and (ii) 99% limited partnership interests in (a) Metsun Two McCandless PA Senior Living LP and (b) Metsun Two Simi Valley CA Senior Living LP (collectively the “LP Facility Owners” and collectively with the LLC Facility Owners, the “Facility Owners”). Pool One LLC’s interest in the Facility Owners is referred to as the “Pool One Facility Owner Interests”).

G. Pool One GP owns 1% general partnership interests in the LP Facility Owners. Pool One GP’s interest in the LP Facility Owners is referred to herein as the “GP Facility Owner Interests”)

H. Each Facility is owned by the Facility Owner listed across from such Facility’s name on Exhibit A.

I. Pursuant to a separate management agreement and related documents for each Facility, each of the Facilities is managed by Sunrise Senior Living Management, Inc., an Affiliate of SSLII (“Manager”).

J. Transferee is owned by SSLII.

K. At Closing, Transferor intends to assign Transferor’s Interest to Transferee and Transferee has agreed to accept such assignment pursuant to the terms and conditions set forth herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

INTERPRETATION

Section 1.01 Defined Terms. As used herein, the following terms shall have the meanings indicated:

Affiliate: With respect to any specified Person that is not an individual, another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person.

Assignment and Assumption of Interest Agreement: Assignment and Assumption Agreement substantially in the form of Exhibit B.

Business Day: Any day, other than a Saturday, a Sunday or a day on which banks in New York City are required or authorized to close.

Charter Documents: (i) with respect to any Person which is a corporation, the certificate of incorporation an bylaws of such Person, (ii) with respect to any Person which is a limited liability company, the certificate of formation and operating or limited liability company agreement of such Person, and (iii) with respect to any Person which is a limited partnership, the certificate of limited partnership and partnership agreement of such Person.

Code: The United States Internal Revenue Code of 1986, as amended.

Contract Date: The date of this Agreement, set forth in the introductory paragraph.

Disclosure Statement: The Disclosure Statement prepared by SSLII attached hereto as Exhibit C.

Documents: This Agreement and all Exhibits hereto, and each other agreement, certificate or instrument delivered pursuant to this Agreement.

Down Payment: The sum of One Million, Sixty Eight Thousand Dollars ($1,068,000.00).

Due Diligence Period: A period ending at 5:00pm EST on July 6, 2011, as the same may be extended by the mutual written consent of the parties hereto.

Environmental Claims: All claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage, damage to natural resources or violations of Environmental Laws, made by any Governmental Entity or other Person arising from or in connection with the (i) spill, leak, emission, discharge or release of any Hazardous Materials over, on, in, under or from the Real Property, or (ii) violation of any Environmental Laws with respect to the Real Property.

Environmental Laws: Any federal, state or local law, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating Hazardous Materials or relating to the protection of human health and safety from Hazardous Materials or relating to the protection of natural resources or the environment and applicable to the Owned Assets.

Environmental Liabilities: All Liabilities under any Environmental Laws arising from or in connection with the Real Property, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent: First American Title Insurance Company, National Commercial Services Office in Orlando, Florida.

Existing Owner Financing: The existing mortgage financing obtained by the Facility Owners with respect to the Facilities.

Existing Owner Financing Modification: The modification of the Existing Mortgage Financing as contemplated under the Framework Agreement.

Framework Agreement: That certain Framework Agreement dated as of the date hereof among Transferee, SSLII, New Investor and Manager.

GAAP: United States generally accepted accounting principles, consistently applied.

Governmental Entity: Any governmental authority, agency, commission, board or public authority.

Hazardous Materials: Any material that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, or microbiological contamination, (ii) the presence of which in the environment requires remediation or abatement pursuant to any Environmental Law, or is defined, listed or identified pursuant to any Environmental Law as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import, or (iii) is regulated under any Environmental Law;

provided, however, that Hazardous Material shall not include (a) cleaning material, pre-packaged supplies, and petroleum products customarily used in the operation and maintenance of comparable properties, (b) cleaning materials, personal grooming items, and other items sold in pre-packaged containers for consumer use and used by tenants and residents in the Facilities, (c) any pharmaceuticals, vaccines or medical products or devices, or medical waste or biological waste, including those materials defined as “medical waste” or “biological waste” under Environmental Laws, and (d) petroleum products used in the operation and maintenance of motor vehicles from time to time located on the Facilities’ parking areas and equipment, so long as, to the extent required, all applicable Licenses for the use of any of the foregoing have been obtained and are in full force and effect and so long as all the foregoing are used, stored, handled, transported and disposed of, and otherwise managed in quantities and types appropriate for such activities and in compliance with all Environmental Laws.

Healthcare Permits: All licenses, permits, certifications or approvals issued by Governmental Entities necessary for Facility Owners and Manager to provide healthcare and other assisted living services to Residents as are provided or offered by Facility Owners or Manager as of the Contract Date.

Liabilities: Liabilities, obligations, commitments or responsibilities of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, accrued, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, Loss, Taxes, damage, deficiency, cost or expense, but excluding, with respect to the relationships among the parties to this Agreement created hereunder, consequential damages.

Licenses: All certificates, licenses, and permits issued by Governmental Entities in connection with the ownership, leasing, use, occupancy, operation, and maintenance of the Facilities, including the Healthcare Permits.

Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, voting trust agreement, community property interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

Loss: With respect to any Person, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages, and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third party claim, but excluding consequential damages.

Material Adverse Effect: Any change, event, development or effect that individually or in the aggregate has a material adverse effect on (a) the assets, business, operations, capitalization, financial condition (including Liabilities) or results of operations of

Pool One LLC, the Facilities, the Facility Owners or the Real Property in the aggregate or (b) the ability of the parties to consummate the transactions contemplated by this Agreement.

Medicaid/Medicare Contracts: Any contracts with any Governmental Entity or other Person, which are necessary for the Facility Owners or Manager to be reimbursed, paid or otherwise compensated for the care of elderly, disabled or low income individuals at the Facilities, pursuant to Title XVIII or Title XIX of the Social Security Act, Title 42 United States Code, Chapter 7, as amended from time to time, or any similar state law governing the care of elderly, disabled or low income individuals. For purposes of this definition, the term ‘care’ includes any acute health care, long term care, preventive care or other type of health care, or any goods or services provided in connection with the provision of such care.

Permitted Exceptions: (i) The Lien of real estate taxes and assessments and other charges by Governmental Entities that are not yet delinquent, (ii) the rights of Residents under the Residence Agreements, (iii) such matters as are shown on the Pro Forma Title Policies, (iv) the lien of any equipment lease or financing or purchase money Lien, in each case incurred in the ordinary course of business consistent with past practice, (v) Liens set out in Section 1.01 of the Disclosure Statement and (vi) such other matters as are approved by New Investor in writing (such approval to be deemed given upon completion of the Closing after written disclosure to New Investor of such other matters) or that are permitted pursuant to the terms of this Agreement.

Person: Any individual, partnership, corporation, limited liability company, trust or other legal entity.

Pro-Forma Title Policies: The Pro-Forma Title Policies prepared and delivered by the Escrow Agent to Transferee and New Investor on or before the expiration of the Due Diligence Period, with respect to the issuance by the Escrow Agent of an owner’s policy of title insurance insuring each Facility Owner’s title to the Real Property, effective as of the acquisition by Transferee of the ownership of Transferor’s Interest as provided herein.

Real Property: The Land and all buildings, structures, fixtures and other improvements located thereon, as more fully described in Exhibit A, including all permits, easements, Licenses, rights-of-way, rights and related appurtenances.

Resident: Each individual resident at the Facilities in his/her capacity as such.

Resident Deposits: All deposits or advances of any kind or nature from any Resident.

Resident Pre-paid Rent: All rental amounts paid in advance of the date when such payment is due by any Resident.

Specially Designated National or Blocked Person: (i) A person or entity designated by the U.S. Department of the Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001 (the “Executive Order”), or (iii) a person or entity otherwise identified by Governmental Entity or legal authority as a person with whom a United States Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

SSLI: Sunrise Senior Living, Inc., a Delaware corporation, which is the sole owner of SSLII.

Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding impact fees or other similar exactions levied or payable in connection with the development or operation of any of the Facilities and excluding special assessments.

Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

Title Commitment: A current commitment for title insurance for each of the Facilities.

Title Policy: An owner’s policy of title insurance insuring each Facility Owner’s title to the Real Property, effective as of the acquisition by Transferee of the ownership of the Transferor Interests as provided herein.

United States Person: (i) Any individual or business entity, regardless of location, that is a resident of the United States; (ii) any individual or business entity physically located within the United States; (iii) any business entity organized under the laws of the United States or of any state, territory, possession, or district thereof; and (iv) any business entity, wheresoever organized or doing business, which is owned or controlled by an individual or business entity specified in (i) or (iii) above.

Section 1.02 Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the recitals or sections indicated below:

Access Indemnified Parties	Section 3.01(b)

Agreement	Preamble

Business Representations	Introductory paragraph to Article VIII

Closing	Section 11.01

Closing Date	Section 3.03

Closing Statement	Section 11.02(a)(v)

Contracts	Section 8.17

Due Diligence Materials	Section 3.01(f)

Environmental Reports	Section 8.09

Existing Venture Agreement	Recital B

Facility Agreements	Section 2.02(c)

Facility/Facilities	Recital D

Facility Owners	Recital F

Failure of Condition Notice	Section 13.02(f)

GP Facility Owner Interests	Recital G

GP Interest	Recital E

Improvements	Section 2.02(a)(i)

Indemnified Party	Section 12.11(a)

Indemnifying Party	Section 12.11(a)

Land	Section 2.02(a)(i)

Manager	Recital I

MetLife	Recital B

MetLife Consent	Section 9.08

MetLife Letter Agreement	Section 9.08

Mutual Release	Section 9.08

New Investor	Preamble

New Investor Default Notice	Section 13.02(e)

New Investor’s Objection Notice	Section 13.02(e)

Owned Assets	Section 2.02

Personal Property	Section 2.02(b)(v)

Pool One GP	Recital E

Pool One LLC	Recital A

Pool One LLC Agreement	Recital C

Property Representation Damage Cap	Section 12.05

Rent Rolls	Section 8.12

Residence Agreements	Section 2.02(c)

Sunrise GP	Recital B

Transferee Default Notice	Section 13.02(d)

Transferee’s Objection Notice	Section 13.02(d)

Transferor Default Notice	Section 13.02(c)

Transferor’s Interest	Recital A

Transferor’s Non-Imputation Affidavit	Section 3.02(a)(i)

Transferor’s Failure of Condition Objection Notice	Section 13.02(e)

Transferor’s Objection Notice	Section 13.02(c)

SSLII	Preamble

Survey	Section 3.02(a)(i)

Transferee	Preamble

Transferor	Preamble

Transferee’s Default Notice	Section 13.02(d)

Section 1.03 Exhibits. The inclusion of any information on any one exhibit will constitute disclosure of such information for all purposes hereunder, and information need not be repeated on multiple exhibits.

Article II.

AGREEMENT TO TRANSFER TRANSFEROR’S INTEREST

Section 2.01 Transfer of Transferor’s Interest. The parties acknowledge and agree neither Transferee nor New Investor is under any obligation to pay any monetary purchase price for Transferor’s Interest and that Transferor is receiving good and valuable consideration for such transfer, including, without limitation, the covenants and obligations contained herein and the execution and delivery of the Mutual Release.

Section 2.02 Owned Assets. As of the Closing, Sunrise GP and SSLII shall cause Transferor to cause Pool One LLC to take such steps as may be necessary so that all tangible and intangible assets, excluding any assets leased or licensed from a third party, used in, and material to, the operation of the Facilities as they are currently being operated by the Facility Owners (as further described below, the “Owned Assets”) will be owned by the Facility Owners or Pool One LLC (as the case may be) free of all Liens, other than Permitted Exceptions. The Owned Assets include the following:

(a) Real Property.

(i) The Real Property, including, but not limited to, a fee simple interest in those certain real properties consisting of land (“Land”) and all buildings, structures, fixtures and other improvements located thereon (“Improvements”), such Land and Improvements being more particularly described in Exhibit A.

(ii) All right, title and interest of the Facility Owners as landlord (whether named as such therein, or by assignment or otherwise), including, but not limited to, in any leases and subleases (including Residence Agreements), if any, regarding the Real Property now existing or in effect at the Closing, and all amendments, modifications, supplements, renewals and extensions thereof, together with any security deposits made by the lessees or Residents thereunder.

(b) Personal Property.

(i) Any and all furniture, fixtures, furnishings, inventory, machinery and equipment used in connection with the Facilities, and all other personal property used in connection with the Real Property and located upon the Real Property now or as of the Closing. In no event shall the Personal Property include any property owned by any Resident or Manager, notwithstanding Manager’s use of such property in connection with its management and administration of the Facilities.

(ii) Goodwill and going concern value.

(iii) All existing warranties and guaranties (express or implied) issued to the Facility Owners (or any prior owner or lessee of the Facilities, to the extent Pool One LLC has an interest therein) in connection with the Improvements or the Personal Property described in paragraph (b)(i) above.

(iv) All petty cash, all unrecognized community fees and all rights to hold Resident Deposits or other tenant security deposits received or held in connection with each Facility.

(v) The tangible and intangible property described in Sections 2.02(b)(i) through 2.02(b)(iv) shall be referred to herein as the “Personal Property.”

(c) Facility Agreements and Residence Agreements. All rights of Facility Owners in, to and under all contracts, leases, subleases, agreements, commitments and other arrangements, and any amendments or modifications thereof, used or useful in the operation of the Facilities as of the date hereof or made or entered into by the Facility Owners or Manager between the date hereof and the Closing Date in compliance with this Agreement (the “Facility Agreements”), and all occupancy, residency, tenancy and similar written agreements entered into in the ordinary course of business with Residents, and all amendments, modifications, supplements, renewals, and extensions thereof (“Residence Agreements”).

(d) Records. True and complete copies of all of the books, records, accounts, files, logs, ledgers and journals pertaining to or used in the operation of the Facilities, including, but not limited to, any electronic data stored on computer disks or tapes, and originals of any of the foregoing that relate to the Facilities, together with the basic corporate, partnership or limited liability company documents and records of Pool One LLC, Pool One GP and the Facility Owners.

(e) Licenses. Any and all Licenses now held in the name of SSLII, Manager, Pool One LLC, Pool One GP, the Facility Owners, or any of their Affiliates and used or useful in the operation of the Facilities, and any renewals, extensions, amendments or modifications thereof, except to the extent not transferable or assignable under applicable law.

(f) Miscellaneous Assets. Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 2.02 and now or hereafter owned by the Facility Owners and used in connection with the operation of the Facilities, including, without limitation, any and all rights of the Facility Owners in and to (i) all web sites, URLs, domain names, trade names, trademarks, service marks, logos and all copyrights used exclusively in connection with the Facilities, (ii) phone numbers and phone listings for the Facilities, (iii) all deposits in connection with any Facility Agreement or utility service, (iv) all deposits, letters of credit and guarantees of future performance from third parties held by the Facility Owners and (v) all software, video tapes, films, brochures, marketing packages and other advertising and promotional materials used solely in connection with the Facilities.

(g) Excluded Assets. At Closing, the following assets shall not be considered Owned Assets: (i) all assets owned solely by Manager, SSLII or SSLI, including, without limitation, all web sites, URLs, domain names, trade names, trademarks, service marks, logos and copyrights, (ii) all assets owned by tenants or licensees and (iii) all assets owned by Residents.

Section 2.03 Operating Cash. All cash held by Pool One LLC, Pool One GP and the Facility Owners (whether on hand or in bank accounts) as of the Closing Date shall be retained by Pool One LLC, Pool One GP and the Facility Owners, other than an amount equal to Six Hundred and Twenty Thousand and One Hundred Dollars ($620,100.00) which shall be distributed to Transferor at Closing.

Section 2.04 Down Payment.

(a) Not later than three (3) Business Days after the Contract Date, New Investor shall deposit with Escrow Agent the Down Payment. The parties acknowledge that, except as otherwise provided herein or in the Framework Agreement, the Down Payment shall be applied at Closing toward the CNL Contribution (as defined in the Framework Agreement). The failure of the Down Payment to be timely deposited in accordance with this Section 2.04(a) shall render this Agreement immediately terminable at any time thereafter by SSLII upon written notice to Transferor and Escrow Agent, unless prior to such termination New Investor makes the delinquent Down Payment and receives written acceptance thereof from SSLII.

(b) If New Investor shall have deposited the Down Payment with the Escrow Agent in accordance with Section 2.04(a), then, upon the expiration of the Due Diligence Period the Down Payment shall become non-refundable to New Investor, except as otherwise provided herein.

(c) The Down Payment shall be held, invested and, along with all amounts earned thereon, credited and disbursed in accordance with the provisions of Article XIII.

Article III.

DUE DILIGENCE

Section 3.01 Investigation of Facilities. Transferor shall provide New Investor with the following rights of access for purposes of conducting due diligence with respect to the Facilities, Pool One LLC, Pool One GP and Facility Owner, subject to the terms and conditions of this Section 3.01.

(a) To the extent not already delivered, Transferor and/or SSLII shall deliver, or direct Manager to deliver, to New Investor accurate and complete copies of all due diligence materials reasonably requested by New Investor that are in Transferor’s SSLII’s, Pool One LLC’s, Pool One GP’s, Facility Owners’ or Manager’s possession or under SSLII’s, Pool One LLC’s, Pool One GP’s, Facility Owner’s or Manager’s direct or indirect control.

(b) Subject to the rights of the Residents under the Residence Agreements, New Investor, and its agents, contractors and representatives, shall have the right to enter onto the Facilities prior to Closing for purposes of conducting property surveys, environmental studies, engineering tests and such similar property-related tests, studies and/or investigations as New Investor deems necessary or desirable to evaluate the Facilities. All such tests, studies and investigations shall be conducted at New Investor’s sole risk and expense. New Investor shall give SSLII reasonable prior notice of New Investor’s entry onto the Facilities for purposes of conducting such tests, studies and investigations, and Manager shall have the right to accompany New Investor or its agents, employees, contractors and representatives during any such tests, studies and investigations. In performing its diligence activities, New Investor shall use reasonable efforts to minimize any interference with the activities of Residents and to take such measures as SSLII may reasonably request in order to minimize, to the extent reasonably practicable, any disruption to the operation of the Facilities and the occupancy of its Residents. New Investor and its agents, contractors and representatives shall not perform any soil, groundwater, or other environmental sampling, drilling, coring or other invasive sampling or testing without SSLII’s consent, which consent shall not be unreasonably withheld. New Investor shall at all relevant times have liability insurance coverages in amounts reasonably acceptable to SSLII to cover the activities undertaken by New Investor and its agents, employees, contractors and representatives pursuant to this Section 3.01(b). New Investor shall indemnify, defend and hold Transferor, Pool One LLC, Transferee and Manager and their respective direct and indirect Affiliates (the “Access Indemnified Parties” harmless from and against any Loss, for damage to property and injury to persons, arising out of the entry by New Investor or its agents, employees, contractors or representatives onto the Facilities, and their activities thereon, such indemnification to survive the Closing or termination of this Agreement. Notwithstanding anything to the contrary herein, the Access Indemnified Parties agree that in connection with any loss, liability, damage or claim incurred by the Access Indemnified Parties and for which the Access Indemnified Parties are indemnified hereunder, the Access Indemnified Parties shall first seek recovery against any insurance provided by New Investor covering such loss, liability, damage or claim before seeking recovery against New Investor; provided that to the extent the Access Indemnified Parties have not made such recovery within ninety (90) days after the occurrence of any such loss, liability, damage or claim, the Access Indemnified Parties may seek recovery against New Investor. New Investor represents and warrants that to its knowledge, as of the date hereof, no event has occurred which could be the basis for a claim under the indemnity contained in this Section 3.01(b).

(c) In the event that New Investor is not satisfied, in its sole and absolute discretion, with the proposed acquisition, ownership, financing or operation of the Owned Assets or of the Transferor’s Interest by Transferee, then New Investor shall have the absolute right to terminate this Agreement at any time on or prior to the end of the Due Diligence Period. Such right to terminate shall be exercised by New Investor giving written notice to SSLII and Transferor in accordance with Article XIII, which written notice must be received by SSLII and Transferor prior to the end of the Due Diligence Period.

(d) Upon a termination of this Agreement by New Investor in accordance with Section 3.01(c), New Investor shall be entitled to receive a disbursement of the Down Payment in accordance with the provisions hereof, and Transferor, SSLII, Transferee and New Investor shall be released from any and all further liabilities and obligations under this Agreement, except to the extent otherwise expressly provided in this Agreement.

(e) If this Agreement shall not have been terminated in accordance with Section 3.01(c), then this Agreement shall continue in full force in accordance with its terms and the Down Payment shall become non-refundable to New Investor, except as may otherwise be provided in this Agreement.

(f) Upon any termination of this Agreement (whether pursuant to this Section 3.01 or otherwise), New Investor shall (i) return all original due diligence materials provided by Manager, SSLII or Pool One LLC and destroy all other due diligence materials prepared by New Investor (collectively, the “Due Diligence Materials”), (ii) use its commercially reasonable efforts to cause all persons to whom New Investor has provided any original Due Diligence Materials to return such materials and to destroy all other Due Diligence Materials, and (iii) certify to Manager, SSLII and Pool One LLC that, to New Investor’s knowledge, all original Due Diligence Materials have been returned to Manager, SSLII or Pool One LLC and all other Due Diligence Materials have been destroyed. The provisions of this Section 3.01(f) shall survive the termination of this Agreement.

Section 3.02 Title.

(a) (i) New Investor shall obtain a Title Commitment and a survey (“Survey”) for each Facility. Transferee shall pay at Closing the costs of such Title Commitment, each Title Policy, any endorsements to the Title Policies and a Survey for each Facility. To the extent required by the Title Company, SSLII and/or Sunrise GP shall execute a non-imputation Affidavit in the form attached hereto as Exhibit D (the “Non-Imputation Affidavit”) as required to cause a non-imputation endorsement to be issued with each Title Policy and shall cause each Facility Owner to execute any and all affidavits, indemnification agreements or other agreements necessary and reasonably requested by Escrow Agent for the issuance of said endorsement, each Title Policy and all other endorsements to each Title Policy, at the time of Closing

(ii) Any real estate transfer taxes, fees or similar charges incurred in connection with the transactions contemplated by this Agreement will be paid by Transferee.

(b) Notwithstanding any other provision of this Section 3.02, Transferor shall cause to be released at or prior to Closing all Liens encumbering Transferor’s Interest, the GP Interest, the Pool One Facility Owner Interest and the GP Facility Owner Interest, other than Permitted Exceptions.

(c) Neither Transferor nor any Facility Owner shall cause any change in the status of title to the Facilities prior to Closing which would reasonably be anticipated to have a Material Adverse Effect.

Section 3.03 Satisfaction of Conditions Precedent. Transferor, SSLII, New Investor and Transferee will endeavor diligently and in good faith to satisfy as promptly as practical all conditions precedent set forth in this Agreement to the respective obligations of Transferor, SSLII, New Investor and Transferee hereunder. The Closing shall take place, as provided in Section 11.01, on or before July 15, 2011 (such date, the “Closing Date”). If all conditions precedent have not been satisfied or waived on or prior to the Closing Date, then the party in whose favor such condition precedent runs may terminate this Agreement and all other Documents (except for those provisions of this Agreement and such other Documents that by their terms survive such termination), whereupon the parties hereto shall have no further obligations to each other in relation to this Agreement, such other Documents or the transactions contemplated hereunder or thereunder (except for those obligations set forth in provisions of this Agreement and such other Documents that by their terms survive such termination), and provided that the provisions of Article XIII shall control the disposition of the Down Payment; provided, however, notwithstanding the foregoing, that (a) provided that New Investor is not in default under any material term of this Agreement, in the event that any of the closing conditions set forth in Section 10.01(d), (e) or (f) are not satisfied or waived by New Investor on or prior to the Closing Date, New Investor shall be permitted to extend the Closing Date, but not beyond August 26, 2011, by delivering written notice to Transferor, SSLII and Transferee specifying the extended Closing Date and (b) provided that none of SSLII or Transferee is in default under any material term of this Agreement, in the event that any of the closing conditions set forth in Section 10.03(d), (e), (f) or (g) are not satisfied or waived by SSLII and Transferee on or prior to the Closing Date, SSLII and Transferee shall be permitted to extend the Closing Date, but not beyond August 19, 2011, by delivering written notice to Transferor and New Investor specifying the extended Closing Date.

Section 3.04 Expiration of Due Diligence Period. The parties acknowledge that, notwithstanding anything else contained in this Agreement to the contrary, the Due Diligence Period shall be deemed to have expired prior to the date hereof for all purposes under this Agreement.

Article IV.

REPRESENTATIONS AND WARRANTIES OF NEW INVESTOR

New Investor represents and warrants to Transferor and SSLII as follows:

Section 4.01 Organization, Good Standing and Entity Authority. New Investor is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power to own and operate its properties and carry on its business.

Section 4.02 Authorization and Binding Effect of Documents. New Investor (and any applicable Affiliate) has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other Documents to which New Investor is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents. The execution and delivery of this Agreement by New Investor and the consummation by New Investor of the transactions contemplated hereby, on the terms and subject to the conditions herein shall be, on or before the expiration of the Due Diligence Period, duly authorized by all necessary action on the part of New Investor and New Investor’s board of directors. This Agreement has been, and each of the other Documents to which New Investor is to be a party will be, duly executed and delivered by New Investor at or prior to Closing. This Agreement constitutes (and each of the other Documents to which New Investor is to be a party, when executed and delivered, will constitute) the valid and binding obligation of New Investor enforceable against New Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 4.03 ERISA.

(a) New Investor is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitutes assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

(b) New Investor is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by New Investor to acquire the Facilities are not assets of any such governmental plan and are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. The consummation of the transactions contemplated by this Agreement will not violate such statutes.

Section 4.04 Absence of Conflicts. The execution, delivery and performance by New Investor of this Agreement and the other Documents to which New Investor is to be a party, and consummation by New Investor of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under the provisions of any certificate or articles of incorporation, bylaws, operating or partnership agreement or other charter documents of New Investor (or its Affiliates), any law, regulation, judgment, rule, order or decree to which New Investor (or its Affiliates) is subject, or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which New Investor (or its Affiliates) is subject.

Section 4.05 Consents. Except for such reports and filings that an Affiliate of New Investor may be required to make with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the execution, delivery and performance by New Investor of this Agreement and the other Documents to which New Investor is to be a party do not require any order, permission, consent, approval, authorization, registration or validation of, or exemption, clearance or other action by, or notice or declaration to, or filing with, any Governmental Entity, or, except for the consent of New Investor’s board of directors which shall be obtained prior to the expiration of the Due Diligence Period, the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect.

Section 4.06 Broker’s or Finder’s Fees. No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of New Investor (or any of its Affiliates) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Transferor or SSLII in connection with the transactions contemplated by this Agreement. New Investor agrees to indemnify and hold Transferor and SSLII harmless from any Loss resulting from a breach of this representation and warranty.

Section 4.07 No Judgments. Except as set forth in Section 4.07 of the Disclosure Statement, there are no judgments presently outstanding and unsatisfied directly against New Investor, and New Investor is not involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any Governmental Entity, which judgment, litigation or proceeding could reasonably be anticipated to have a Material Adverse Effect and which is not fully covered by insurance and, to New Investor’s knowledge, (i) no such judgment, litigation or proceeding is threatened against New Investor which could reasonably be anticipated to have a Material Adverse Effect and (ii) no investigation looking toward such a proceeding has begun or is contemplated.

Section 4.08 No Insolvency. New Investor has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding with respect to a compromise or arrangement, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any emcumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets.

Section 4.09 Specially Designated National or Blocked Person. Neither New Investor (including, without limitation, any and all of its partners, directors and officers), nor any of its Affiliates is a Specially Designated National or Blocked Person. Neither New Investor nor any of its Affiliates is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither New Investor nor any of its Affiliates is acting on behalf of a government of any country that is subject to such an embargo.

Section 4.10 New Investor Financials. The audited and unaudited financial statements of New Investor for the period ending April 30, 2011, copies of which have been provided to SSLII, fairly present in all material respects the financial condition and the results of operations of New Investor as at the respective dates and for the periods covered by such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited financial statements, to normal recurring year-end adjustments, and the absence of notes.

As used in this Agreement, the phrase “to New Investor’s knowledge” and similar phrases shall mean the current, actual (not constructive, imputed, or implied) knowledge, after due inquiry, of Raymon Byron Carlock, Jr. and Joseph T. Johnson, who New Investor represents are the persons most knowledgeable about New Investor’s overall business and affairs. Notwithstanding anything herein to the contrary, New Investor shall have no Liability to Transferor or SSLII for a breach of any representation or warranty hereunder, if the breach in question is based on a condition, state of facts or other matter which was currently and actually known (and not constructively, by imputation or by implication) by the party claiming such breach, or disclosed in writing to the party claiming such breach, on or prior to the date hereof.

Article V.

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee represents and warrants to Transferor and New Investor as follows:

Section 5.01 Organization, Good Standing and Entity Authority. Transferee is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power to own and operate its properties and carry on its business.

Section 5.02 Authorization and Binding Effect of Documents.

(a) Transferee (and any applicable Affiliate) has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other Documents to which Transferee is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents. The execution and delivery of this Agreement by Transferee and the consummation by Transferee of the transactions contemplated hereby, on the terms and subject to the conditions herein, have been duly authorized by all necessary action on the part of Transferee and Transferee’s equity holders and/or board of directors or managers. This Agreement has been, and each of the other Documents to which Transferee is to be a party will be, duly executed and delivered by Transferee at or prior to Closing. This Agreement constitutes (and each of the other Documents to which Transferee is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Transferee enforceable against Transferee in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 5.03 ERISA.

(a) Transferee is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitutes assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

(b) Transferee is not a “governmental plan” within the meaning of Section 3(32) of ERISA. The consummation of the transactions contemplated by this Agreement will not violate such statutes.

Section 5.04 Absence of Conflicts. The execution, delivery and performance by Transferee of this Agreement and the other Documents to which Transferee is to be a party, and consummation by Transferee of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under the provisions of any certificate or articles of incorporation, bylaws, operating or partnership agreement or other charter documents of Transferee (or its Affiliates), any law, regulation, judgment, rule, order or decree to which Transferee (or its Affiliates) is subject, or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Transferee (or its Affiliates) is subject.

Section 5.05 Consents. Except for and such reports and filings that an Affiliate of Transferee may be required to make with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the execution, delivery and performance by Transferee of this Agreement and the other Documents to which Transferee is to be a party do not require any order, permission, consent, approval, authorization, registration or validation of, or exemption, clearance or other action by, or notice or declaration to, or filing with, any Governmental Entity, or the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect.

Section 5.06 Broker’s or Finder’s Fees. No agent, broker, investment banker or other Person acting on behalf of or under the authority of Transferee (or any of its Affiliates) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Transferor in connection with the transactions contemplated by this Agreement. Transferee agrees to indemnify and hold Transferor and its Affiliates harmless from any Loss resulting from a breach of this representation and warranty.

Section 5.07 No Judgments. Except as set forth in Section 5.07 of the Disclosure Statement, there are no judgments presently outstanding and unsatisfied directly against Transferee, and Transferee is not involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any Governmental Entity, which judgment, litigation or proceeding could reasonably be anticipated to have a Material Adverse Effect and which is not fully covered by insurance and, to Transferee knowledge, (i) no such judgment, litigation or proceeding is threatened against Transferee which could reasonably be anticipated to have a Material Adverse Effect and (ii) no investigation looking toward such a proceeding has begun or is contemplated.

Section 5.08 No Insolvency. Transferee has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding with respect to a compromise or arrangement, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any emcumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets.

Section 5.09 Specially Designated National or Blocked Person. Neither Transferee (including, without limitation, any and all of its members, directors and officers), nor any of its Affiliates is a Specially Designated National or Blocked Person; provided that Transferee makes no representations or warranties whatsoever with respect to stockholders of SSLI. Neither Transferee nor any of its Affiliates is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Transferee nor any of its Affiliate is acting on behalf of a government of any country that is subject to such an embargo. Notwithstanding the foregoing, Transferee makes no representations or warranties whatsoever with respect to stockholders of SSLI.

As used in this Agreement, the phrase “to Transferee’s knowledge” and similar phrases shall mean the current, actual (not constructive, imputed, or implied) knowledge, after due inquiry, of Greg Neeb, Philip Kroskin, Edward Burnett and Jerry Liang, who Transferee represents are the persons most knowledgeable about Transferee’s overall business and affairs. Notwithstanding anything herein to the contrary, Transferee shall have no Liability to Transferor or New Investor for a breach of any representation or warranty hereunder, if the breach in question is based on a condition, state of facts or other matter which was currently and actually known (and not constructively, by imputation or by implication) by the party claiming such breach, or disclosed in writing to the party claiming such breach, on or prior to the date hereof.

Article VI.

REPRESENTATIONS AND WARRANTIES REGARDING TRANSFEROR

SSLII represents and warrants to Transferee and New Investor as follows:

Section 6.01 Organization and Good Standing and Entity Authorization. Transferor is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Transferor has all requisite limited partnership power to own, operate and lease its properties and carry on its business. Sunrise GP is the sole general partner of Transferor and SSLII and MetLife comprise the sole limited partners of Transferor.

Section 6.02 Authorization and Binding Effect of Documents. Transferor has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other Documents to which it is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents, subject to receipt of the MetLife Consent. The execution and delivery of this Agreement by Transferor and the consummation by Transferor of the transactions contemplated hereby, on the terms and subject to the conditions herein, have been duly authorized by all necessary action on the part of Transferor and Transferor’s limited partners, subject to receipt of the MetLife Consent. This Agreement has been, and each of the other Documents to which Transferor is to be a party will be, duly executed and delivered by Transferor at or prior to Closing. This Agreement constitutes (and each of the other Documents to which Transferor is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Transferor enforceable against Transferor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 6.03 Absence of Conflicts. Subject to receipt of the MetLife Consent, the execution, delivery and performance by Transferor of this Agreement and the other Documents to which Transferor is to be a party, and consummation by Transferor of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the certificate or articles of incorporation, bylaws, operating or partnership agreement or other charter documents of Transferor (or its Affiliates), any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Transferor (or its Affiliates) is bound or affected, or any law, regulation, rule, judgment, order or decree to which Transferor (or its Affiliates) is subject.

Section 6.04 Consents and Approvals. The execution, delivery and performance by Transferor of this Agreement and the other Documents, and consummation by Transferor of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance, order, permission, license, registration or validation of, or exemption by, or other action by or notice or declaration to, or filing with, any court or Governmental Entity, or the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect, except for the MetLife Consent and the consent of SSLII, which consent and approval shall be evidenced by SSLII’s execution and delivery of this Agreement.

Section 6.05 Broker’s or Finder’s Fees. No agent, broker, investment banker, or other Person acting on behalf of or under the authority of Transferor (or any of its Affiliates) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Transferee, SSLII or New Investor in connection with the transactions contemplated by this Agreement. Transferor agrees to indemnify and hold Transferee, SSLII, New Investor and their respective Affiliates harmless from any Loss resulting from a breach of this representation and warranty.

Section 6.06 Ownership of Transferor’s Interest.

(a) Transferor is the sole legal and beneficial owner of Transferor’s Interest. Transferor’s Interest is free and clear of all Liens encumbering Transferor’s Interest, and Transferor has good and marketable title to Transferor’s Interest. Transferor’s Interest is validly issued, fully paid and non-assessable. There is no restriction or limitation on Transferor’s right to sell Transferor’s Interest as contemplated by this Agreement, except for the MetLife Consent and that the approval and consent of SSLII is required for the consummation by Transferor of the transactions contemplated by this Agreement, which consent and approval shall be evidenced by SSLII’s execution and delivery of this Agreement. At Closing, Transferor will transfer to Transferee good and marketable title to Transferor’s Interest, free and clear of all Liens.

Section 6.07 ERISA.

(a) Transferor is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

(b) Transferor is not a “governmental plan” within the meaning of Section 3(32) of ERISA. The consummation of the transactions contemplated by this Agreement will not violate such statutes.

Section 6.08 No Judgments. Except as set forth in Section 6.08 of the Disclosure Statement, there are no judgments presently outstanding and unsatisfied directly against Transferor, and Transferor is not involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any Governmental Entity, which judgment, litigation or proceeding could reasonably be anticipated to have a Material Adverse Effect and which is not fully covered by insurance and, to SSLII’s knowledge, (i) no such judgment, litigation or proceeding is threatened against Transferor which could reasonably be anticipated to have a Material Adverse Effect and (ii) no investigation looking toward such a proceeding has begun or is contemplated.

Section 6.09 No Insolvency. Transferor has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, or had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any emcumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets.

Section 6.10 FIRPTA. Transferor is not a “foreign person” within the meaning of Section 1445 of the Code and the regulations issued thereunder.

Section 6.11 Specially Designated National or Blocked Person. Based solely on publicly-available information or as otherwise disclosed to SSLII, neither Transferor, nor any of its shareholders, directors or officers is a Specially Designated National or Blocked Person. Neither Transferor nor any of its shareholders is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Transferor nor any of its shareholders, directors or officers is acting on behalf of a government of any country that is subject to such an embargo.

Article VII.

REPRESENTATIONS AND WARRANTIES OF SSLII

SSLII represents and warrants to New Investor as follows:

Section 7.01 Organization, Good Standing, Entity Authority and Qualification. SSLII is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. SSLII has all requisite company power to own, operate and lease its properties and carry on its business. Each of Sunrise GP, Pool One LLC, Pool One GP and the Facility Owners are limited liability companies or limited partnerships, as the case may be, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, have all requisite company power to own and operate their properties and carry on their businesses, and are qualified to do business in each of the jurisdictions in which the nature of their business or the ownership of their properties make such qualification necessary.

Section 7.02 Authorization and Binding Effect of Documents.

(a) SSLII (and any applicable Affiliate) has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other Documents to which it is a party and to consummate the transactions contemplated by this Agreement and such other Documents. The execution and delivery of this Agreement by SSLII and the consummation by SSLII of the transactions contemplated hereby, on the terms and subject to the conditions herein, have been duly authorized by all necessary action on the part of SSLII and SSLII’s shareholders, members and board of directors. This Agreement has been, and each of the other Documents to which SSLII is to be a party will be, duly executed and delivered by SSLII at or prior to Closing. This Agreement constitutes (and each of the other Documents to which SSLII is to be a party, when executed and delivered, will constitute) the valid and binding obligation of SSLII enforceable against SSLII in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 7.03 Absence of Conflicts. The execution, delivery and performance by SSLII of this Agreement and the other Documents to which SSLII is to be a party, and consummation by SSLII of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the certificate or articles of incorporation, bylaws, operating or partnership agreement or other charter documents of SSLII, Pool One LLC, Pool One GP, the Facility Owners or any of their Affiliates, any indenture, mortgage, lease, loan agreement or other agreement or instrument by which SSLII, Pool One LLC, Pool One GP, the Facility Owners or any of their Affiliates is bound or affected, or any law, regulation, rule, judgment, order or decree to which SSLII, Pool One LLP, Pool One GP, the Facility Owners or any of their Affiliates is subject.

Section 7.04 Consents. Except as set forth in Section 7.04 of the Disclosure Statement, the execution, delivery and performance by SSLII of this Agreement and the other Documents to which it is a party, and consummation by SSLII of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or Governmental Entity, or the consent, waiver or approval of any other Person.

Section 7.05 Broker’s or Finder’s Fees. No agent, broker, investment banker, or other Person acting on behalf of Pool One LLC, SSLII (or any Affiliate of Pool One LLC or SSLII) or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Transferor or New Investor in connection with the transactions contemplated by this Agreement. SSLII agrees to indemnify and hold Transferor,

Transferee and their Affiliates harmless from any Loss resulting from a breach of this representation and warranty. Notwithstanding the provisions of Section 12.01 below, such agreement to indemnify shall survive the Closing without time limitation.

Section 7.06 ERISA.

(a) SSLII is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

(b) SSLII is not a “governmental plan” within the meaning of Section 3(32) of ERISA and no funds received by SSLII in this transaction are assets of any such governmental plan and are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. The consummation of the transactions contemplated by this Agreement will not violate such statutes.

Section 7.07 No Judgments. Except as set forth in Section 7.08 of the Disclosure Statement, there are no judgments presently outstanding and unsatisfied against SSLII, Pool One LLC, Pool One GP or any of the Facility Owners, and, to SSLII’s knowledge, none of SSLII, Pool One LLC, Pool One GP or the Facility Owners is involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any governmental or administrative agency, which judgment, litigation or proceeding would reasonably be anticipated to have a Material Adverse Effect and which is not fully covered by insurance and, to SSLII’s knowledge, no such judgment, litigation or proceeding is threatened against SSLII, Pool One LLC, Pool One GP or any of the Facility Owners.

Section 7.08 No Governmental Approvals. Except as set forth in Section 7.09 of the Disclosure Statement, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any Governmental Entity is required to authorize, or is required in connection with the execution, delivery and performance by SSLII of this Agreement, any Document to which SSLII is a party or SSLII’s taking of any action thereby contemplated, which has not been (or as of the Closing will not have been) obtained and is (or as of Closing will be) in full force and effect.

Section 7.09 No Insolvency. None of Pool One LLC, Pool One GP, the Facility Lessees or the Facility Owners has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed in connection with its interest in any Facility, had any encumbrancer take possession of its interest in any Facility, or had any execution or distress become enforceable or become levied upon its interest in any Facility. SSLII has not committed an act of bankruptcy, had any petition for a receiving order in bankruptcy filed against it, filed in any court in lieu of bankruptcy any legal proceeding with respect to a compromise or arrangement, filed any legal proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed in connection with its interest in any Facility, had any encumbrancer take possession of its interest in any Facility, or had any execution or distress become enforceable or become levied upon its interest in any Facility.

Section 7.10 Ownership and Control of Transferee. Prior to Closing, SSLII will control the business and affairs of Transferee and will have the power and authority to cause Transferee to execute and deliver the documents to be provided by Transferee under this Agreement and to undertake the actions required to be performed by Transferee under this Agreement.

As used in this Agreement, the phrase “to SSLII’s knowledge” and similar phrases shall mean the current, actual (not constructive, imputed, or implied) knowledge, after due inquiry, of Greg Neeb, Philip Kroskin, Edward Burnett and Jerry Liang, who SSLII represents are the persons most knowledgeable about SSLII’s overall business and affairs. Notwithstanding anything herein to the contrary, SSLII shall have no Liability to New Investor for a breach of any representation or warranty hereunder, if the breach in question is based on a condition, state of facts or other matter which was currently and actually known (and not constructively, by imputation or by implication) by the party claiming such breach, or disclosed in writing to the party claiming such breach, on or prior to the date hereof.

Article VIII.

BUSINESS REPRESENTATIONS

SSLII represents and warrants to New Investor, Transferee and each Facility Owner as follows (the following representations, the “Business Representations”):

Section 8.01 Financial Statements; No Undisclosed Liabilities; Absence of Certain Changes.

(a) The unaudited financial statements of Pool One LLC as identified in Section 8.01 of the Disclosure Statement (the “Pool One Financials”), copies of which have been provided to New Investor, fairly present in all material respects the financial condition and the results of operations of Pool One LLC as of the respective dates and for the periods covered by such financial statements, all in accordance with GAAP, consistently applied, subject to normal recurring year-end adjustments, and the absence of notes.

(b) Except as set forth in the Pool One Financials, there are no material Liabilities of Pool One LLC of any kind whatsoever of the type required to be reflected on a balance sheet prepared in accordance with GAAP, other than:

(i) contingent Liabilities, which, in accordance with GAAP, are not required to be reflected on a balance sheet;

(ii) any Liabilities incurred since April 30, 2011 in the ordinary course of business of Pool One LLC consistent with past practice or in connection with this Agreement or the other Documents; and

(iii) in the case of unaudited financial statements, normal recurring year-end adjustments and the absence of notes.

(c) Except as set forth in Section 8.01(c) of the Disclosure Statement, since April 30, 2011, the Pool One LLC has conducted its business in the ordinary course of business consistent with past practice and there has not been:

(i) any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(ii) other than dividends and distributions paid in the ordinary course of business of Pool One LLC consistent with past practice, any declaration, setting aside or payment of any dividend or other distribution with respect to any equity interest of Pool One LLC (other than dividends or distributions in cash in an amount consistent with the requirements of this Agreement), or any split, combination or reclassification of any equity interest of Pool One LLC;

(iii) any amendment of any term of any outstanding equity interest of Pool One LLC;

(iv) any incurrence, assumption or guarantee by Pool One LLC of any indebtedness that would have a Material Adverse Effect;

(v) as of the expiration of the Due Diligence Period, any creation or assumption by Pool One LLC of any Lien on any asset that would have a Material Adverse Effect, except for Permitted Exceptions;

(vi) any (i) transaction or commitment made, or any Contract entered into, by Pool One LLC relating to its assets or business (including the acquisition or disposition of any assets) that involved the acquisition or disposition of assets other than for fair value or that involved an amount in excess of One Hundred Thousand Dollars ($100,000), or (ii) relinquishment by Pool One LLC of any material Contract or other right outside of the ordinary course of business consistent with past practice that would have Material Adverse Effect; and

(vii) any change in any method of accounting or accounting practice not required by GAAP by Pool One LLC or any election for Taxes.

Section 8.02 Books and Records; Internal Controls. All records relating to Pool One LLC, Pool One GP and the Facility Owners (including books and records, contract documents, accounts receivable data, financial statements and other similar records) are maintained, in all material respects, to the extent applicable, in accordance with GAAP and the internal controls on financial reporting of Pool One LLC, Pool One GP and the Facility Owners.

Section 8.03 Obligations. Except (a) to the extent reflected or reserved against in the Pool One Financials, (b) normal trade creditors payable in the ordinary and normal course of business since the dates of such Pool One Financials and (c) the Existing Owner Financing, none of Pool One LLC, Pool One GP or the Facility Owners have any material outstanding Liabilities, which in each case would reasonably be anticipated to have a Material Adverse Effect.

Section 8.04 Medicare; Medicaid. Except as set forth in Section 8.04 of the Disclosure Statement, none of Pool One LLC, Pool One GP, Manager or any Facility Owner are party to any Medicaid/Medicare Contracts with respect to the provision of services at the Facilities. Except as set forth in Section 8.04 of the Disclosure Statement, no action, proceeding, or investigation in connection with Medicare, Medicaid or other public or private third-party payor or other programs is pending or, to SSLII’s knowledge, threatened against any of SSLII, Pool One LLC, Pool One GP, Manager or any Facility Owner in connection with the Facilities which would reasonably be anticipated to have a Material Adverse Effect. To SSLII’s knowledge, none of SSLII, Pool One LLC, Pool One GP, Manager or any Facility Owner has received written notice of any threatened or pending investigation in connection with the Facilities relating to (i) any fraud, false statement or false claim applicable to its business or (ii) any patient care, patient rights or other law applicable to its business, in each case which would reasonably be anticipated to have a Material Adverse Effect. None of SSLII, Pool One LLC, Pool One GP, Manager, or any Facility Owner has committed any material violation of the Medicare and Medicaid fraud and abuse provisions of the Social Security Act, any similar state law or Title VI of the Civil Rights Act, in each case which would reasonably be anticipated to have a Material Adverse Effect.

Section 8.05 No Possessory Rights. Except for any parties in possession pursuant to, and any rights of possession granted under, the Residence Agreements, and except as shown in the Title Commitments or as set forth in Section 8.05 of the Disclosure Statement, there are no parties in possession of any part of the Facilities, and there are no other rights of possession which have been granted by Pool One LLC, Pool One GP, or any Facility Owners to any third party or parties, except for licenses to use space which are cancelable by the Pool One LLC, Pool One GP or Facility Owners on ninety (90) days or less notice.

Section 8.06 Employees. None of Pool One LLC, Pool One GP or the Facility Owners has any employees. All personnel employed at the Facilities are employees of Manager.

Section 8.07 Licenses. Except as set forth in Section 8.07 of the Disclosure Statement, Pool One LLC, Pool One GP, Manager and the Facility Owners have all material Licenses necessary to the conduct of their business as presently conducted and all such Licenses are valid and in full force and effect. Except with respect to the Healthcare Permits, no consent is required from any issuer of a License, where the failure to obtain such consent would reasonably be expected to have a Material Adverse Effect. There is no pending or, to SSLII’s knowledge, threatened action, investigation or proceeding with respect to revocation, cancellation, suspension or non-renewal of any License for any Facility which would reasonably be anticipated to have a Material Adverse Effect, and except as set forth in Section 8.07 of the Disclosure Statement, no notice has been received by SSLII, the Facility Owners, Manager, Pool One LLC or Pool One GP from any Governmental Entity currently asserting the violation of the terms of any Licenses or currently threatening to revoke, cancel, suspend or not renew the terms of any such existing License, which would reasonably be anticipated to have a Material Adverse Effect.

Section 8.08 Litigation. A true and correct listing and summary of all litigation with respect to the Real Property, Facilities, Pool One LLC, Pool One GP, Facility Owners or (with respect to the Facilities) Manager which is not fully covered by insurance in place (subject to applicable deductibles) with respect to each of the Facilities and which would reasonably be anticipated to have a Material Adverse Effect which is pending or, to SSLII’s knowledge, threatened in writing against any of SSLII (as to the Facilities), the Real Property, the Facility Owners, Pool One LLC, Pool One GP or the Manager (as to the Facilities) is included as Section 8.08 of the Disclosure Statement.

Section 8.09 Environmental Matters. SSLII has provided New Investor with access to or copies of all environmental reports and documentation related to the environmental reports in the possession of SSLII, Pool One LLC, Pool One GP, the Facility Owners, or Manager with respect to the Real Property and the Facilities (the “Environmental Reports”). Except as set forth on Section 8.09 of the Disclosure Statement, no written notice has been received by the Facility Owners, Manager, Pool One GP or Pool One LLC that the Real Property or Facilities are in violation of Environmental Laws. Except as disclosed in the Environmental Reports and in any additional environmental reports received by New Investor prior to the Closing Date, to SSLII’s knowledge (a) there are no underground storage tanks on the Real Property and (b) the Facilities do not contain any Hazardous Substances other than to a de minimus extent and in any event in compliance with Environmental Laws. Except as set forth on Section 8.09 of the Disclosure Statement or in any additional environmental reports and documentation received by New Investor prior to the Closing Date, to SSLII’s knowledge there are no Environmental Claims and no Environmental Liabilities other than to a de minimus extent and in any event in compliance with Environmental Laws.

Section 8.10 Intentionally Omitted.

Section 8.11 Compliance with Laws. Except as would not reasonably be anticipated to have a Material Adverse Effect and except as set forth in Section 8.11 of the Disclosure Statement or in any zoning letters provided to New Investor prior to the end of the Due Diligence Period, no written notice has been received by the Facility Owners, Manager, Pool One LLC or Pool One GP, nor does SSLII have knowledge, that the Facilities are in violation of any applicable statute, law, regulation, rule, ordinance, order, License or permit.

Section 8.12 Residence Agreements. New Investor has been supplied with true and correct copies of the forms (on a state-by-state basis) of the Residence Agreement currently in use for new admissions at the Facilities. No Facility Owner is in default, and, to SSLII’s knowledge, no Resident is in default, under any of its obligations under any Residence Agreement which default could reasonably be anticipated to have a Material Adverse Effect. The Residence Agreements identified on the Rent Rolls were in full force and effect as of the date of the applicable Rent Roll, except as would not reasonably be anticipated to have a Material Adverse Effect. The Rent Rolls are true and correct in all respects except as would not reasonably be anticipated to have a Material Adverse Effect, subject to the information on the then-current aged receivables report. As used in this Section 8.12, the term “Rent Rolls” means the schedules of Residents at the Facilities provided pursuant to Exhibit E.

Section 8.13 Taxes. To SSLII’s knowledge, each of SSLII, Pool One LLC, Pool One GP and the Facility Owners has prepared and duly and timely filed (or has filed as part of a consolidated tax filing) all tax reports and returns required to be filed by it and all such returns are accurate in all material respects. In addition, except as set forth in Section 8.13 of the

Disclosure Statement, to SSLII’s knowledge, whether or not shown on such returns or reports to be due, of SSLII, Pool One LLC, Pool One GP and the Facility Owners each has duly paid or provided for the payment of all taxes and other charges due or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the Real Property and the Facilities, and the income, franchises, licenses, sales, usages or payrolls associated therewith). There are no tax liens upon any property or assets of SSLII, Pool One LLC, Pool One GP and the Facility Owners, except liens for current taxes not yet delinquent.

Section 8.14 Personal Property. As of the expiration of the Due Diligence Period, each Facility Owner shall own or lease all of the Personal Property that is currently used in the operations of the applicable Facility as it is currently conducted, free and clear of all Liens other than Permitted Exceptions. There are no assets necessary or material to the operation of the Facilities as currently operated that are not Owned Assets, other than Excluded Assets.

Section 8.15 Title. To SSLII’s knowledge and subject to easements, covenants, conditions and restrictions of record as of the date hereof and to Permitted Exceptions in place on or prior to the expiration of the Due Diligence Period, (a) each Facility Owner is the owner of a fee simple interest in the Owned Real Property set forth across from such Facility Owner’s name as described on Exhibit A attached hereto and (b) the Facility Owner is, or will be at Closing, the owner of all of the remaining property constituting the Personal Property with respect to the Facility owned by such Facility Owner, free and clear of all Liens, except for Permitted Exceptions and as otherwise expressly disclosed in this Agreement (including Section 1.01 of the Disclosure Statement).

Section 8.16 Intentionally Omitted.

Section 8.17 Contracts. Except as would not be reasonably anticipated to have Material Adverse Effect, (a) all service, maintenance, purchase order and other contracts, agreements and equipment leases as are needed with respect to the ownership, maintenance, operation, provisioning or equipping of the Facilities as presently conducted (the “Contracts”) are in full force and effect and (b) none of SSLII, Manager or any Facility Owner, or, to SSLII’s knowledge, any other party to the Contracts, is in breach or default under any obligation thereunder or any provisions thereof, and no condition exists that, with notice or the passage of time, or both, will constitute a breach or default under any obligation thereunder or any provisions thereof. Section 8.17 of the Disclosure Statement sets forth a true, correct and complete list of those Contracts which were entered into pursuant to a master or other agreement pertaining to each Facility.

Section 8.18 Insurance. Neither Pool One LLC, Pool One GP, SSLII, Facility Owners, or Manager has received written notice from any insurance carrier of defects or inadequacies in the Real Property or Facilities, which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor. Section 8.18 of the Disclosure Statement attached hereto sets forth a correct and complete list of each insurance policy maintained with respect to the Real Property and or Facilities. With respect to each insurance policy shown on Section 8.18 of the Disclosure Statement: (i) the policy is legal, valid, binding, enforceable and in full force and effect, (ii) neither Pool One LLC, Pool One GP, SSLII, Facility

Owners or Manager, nor to SSLII’s knowledge, any other party to the policy, is in material breach or default thereunder, and to SSLII’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification under such policy against any insured party.

Section 8.19 Condemnation. Neither SSLII or Manager has received any written notice of, nor, to SSLII’s Knowledge, is there any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Owned Asset.

Section 8.20 Purchase Rights. There are no unrecorded purchase contracts, options or other agreements of any kind, whereby any Person other than the Transferor or Transferee has or will have any right to acquire title to (a) all or any portion of the Real Property or (b) all or any portion of the Personal Property.

Section 8.21 Compliance with Permitted Exceptions. Neither Transfer, SSLII, Manager or any Facility Owner has received or given any written notice of any violation of any Permitted Exception which has not been cured or dismissed.

Section 8.22 Utilities. All public utilities including, without limitation, sewer, water, electric, gas, and telephone, required for the operation of the Facilities as currently operated are installed and lawfully operating, and all installation and connection charges therefor have been paid in full, except as would not reasonably be anticipated to have a Material Adverse Effect. Neither Transferor, SSLII, Manager nor any Facility Owner has received any notice stating that the provision of utilities violates any public or private easement.

Section 8.23 Existing Owner Financing Documents. Section 8.23 of the Disclosure Statement sets forth a true, correct and complete list of all notes, mortgages, deeds of trust, security agreements, and other material instruments, documents and agreements relating to the Existing Owner Financing.

Notwithstanding anything to the contrary contained herein, the parties acknowledge that the Business Representations shall run solely to the benefit of New Investor, Transferee and each Facility Owner; and Transferor shall not be entitled to bring any claim or cause of action against SSLII for any breach of the Business Representations.

Article IX.

COVENANTS

Section 9.01 Publicity. The parties agree that, prior to the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties, except as required by law or applicable regulations. The parties may disclose this Transfer Agreement and matters relating to the subject matter hereof to (i) their professional advisers (including legal and financial advisers) or (ii) to any prospective or existing lenders, provided that in each case any such party informs the recipient of the confidentiality obligations of such party hereunder. The parties understand and agree that if required by law, or if required by applicable disclosure requirements under applicable securities laws or other laws, one or more of the parties may (i) disclose certain information concerning the transaction, (ii) issue one (1) or more press releases concerning the execution of this Agreement and/or the transfer of the Transferor’s Interest, provided that with respect to any press release which identifies Transferor, MetLife, SSLII, SSLI, Transferee, New Investor or their respective Affiliates, the party issuing the release shall use its reasonable best efforts to seek the prior approval of SSLII (as to itself, Transferor, Transferee, or their Affiliates) or New Investor, as applicable, such approval not to be unreasonably delayed or withheld and, in any event, such requirement to seek prior approval not to preclude any party or its Affiliate from complying with applicable disclosure obligations under law, and (iii) file a copy of this Agreement with the Securities and Exchange Commission.

Section 9.02 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and for which it is responsible for the satisfaction of, and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement. Without limiting the foregoing, SSLII shall cause Transferee to take and do all such actions and things.

Section 9.03 No Recordation. SSLII, New Investor, Transferor and Transferee each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and each of Transferee and New Investor agrees (i) not to file any notice of pendency or other instrument (other than a judgment) against the Facilities or any interest therein in connection herewith and (ii) to indemnify Transferor and SSLII against all Losses or Liabilities incurred by either of them by reason of the filing by Transferee or New Investor, as applicable, of such notice of pendency or other instrument.

Section 9.04 Licenses. During the Due Diligence Period, Transferee shall apply for, and diligently pursue (and SSLII will cause Manager and the Facility Owners to apply for and diligently pursue), issuance of the Licenses. Transferor and SSLII shall cooperate, and shall cause the Facility Owners to cooperate, with Transferee in such manner as Transferee may reasonably request in connection with the issuance to Transferee, the Facility Owners and/or Manager (or other appropriate party) of the Licenses. Without limiting the generality of the foregoing, Transferor and SSLII shall promptly provide to New Investor such information in its possession and control concerning Pool One LLC, Pool One GP, Manager, the Facility Owners and the Facilities as may be requested by any Governmental Entity in connection with the issuance of the Licenses and, if requested by such Governmental Entity, Transferor and SSLII shall allow, or cause Pool One LLC, Pool One GP, the Facility Owners or Manager to allow, representatives of the Governmental Entity to inspect the Facilities in connection with the application for any Licenses.

Section 9.05 Casualty. In the event that all or any portion of the Facilities is damaged or destroyed by fire or other casualty prior to Closing and the cost of repair for all such damaged or destroyed Facilities in the aggregate is less than Fifteen Million Dollars ($15,000,000.00), subject to the terms of the Existing Lease Financing, the Pool One LLC shall (after receipt of MetLife’s approval to the extent required under the Existing Venture Agreement) promptly cause the Facility Owner to undertake such repair and complete the same, and Transferor shall not have any obligation, direct or indirect, to fund any insurance deductible. Closing will not be extended to permit the Facility Owner to complete the same, but subject to the terms of the Existing Owner Financing, the insurance proceeds will be escrowed to pay the costs of restoration. In the event the cost of repair thereof is equal to or greater than Fifteen Million Dollars ($15,000,000.00), New Investor, in its sole discretion, shall either (i) proceed to Closing, in which event all insurance proceeds attributable to such damage or destruction shall be retained by the Facility Owner at Closing and the amount of any deductible with respect to such damage or destruction shall be paid by SSLII and New Investor or (ii) as New Investor’s sole and exclusive remedy in such event, terminate this Agreement, in which event the Down Payment shall be promptly returned to New Investor, and SSLII, Transferor, Transferee and New Investor shall be released from any and all further liabilities or obligations under this Agreement, except those liabilities or obligations that expressly survive such termination.

Section 9.06 Condemnation. In the event there is any permanent or temporary actual or threatened taking or condemnation of any material portion of any Facility, SSLII shall notify New Investor of the same as promptly as commercially practicable, and New Investor shall have the right, at its sole option, (i) to proceed to Closing in which event any and all proceeds of such taking or condemnation shall be delivered or assigned to the Facility Owner at Closing, or (ii) as New Investor’s sole and exclusive remedy in such event, terminate this Agreement, in which event the Down Payment shall be promptly returned to New Investor, and SSLII, Transferor, Transferee and New Investor shall be released from any and all further liabilities or obligations under this Agreement, except those liabilities or obligations that expressly survive such termination.

Section 9.07 Operation of Business: Through the Closing Date, Transferor and SSLII shall cause Manager to continue to manage and operate the Facilities, taken as a whole, in the ordinary course of business in the manner it has previously managed and operated the Facilities prior to the date of this Agreement.

Section 9.08 MetLife Consent. The parties acknowledge that the approval of MetLife is required for the transfer of Transferor’s Interest pursuant to the terms and conditions of the Existing Venture Agreement. Pursuant to that certain Letter Agreement (the “MetLife Letter Agreement”) dated July 7, 2011 between SSLII, Sunrise LP, MetLife and MetLife Insurance Company of Connecticut (“MICC”), MetLife has agreed to provide such consent (the “MetLife Consent”) on the condition that, among other things, MetLife will have received, on or before the Closing Date, a Release Agreement in the form attached to the MetLife Letter Agreement among MetLife, MICC, SSLII and certain affiliates of SSLII (the “Mutual Release”). Provided that MetLife and/or MICC are not in default of any of their obligations under the MetLife Letter Agreement, SSLII shall, and shall cause its affiliates to, execute and deliver the Mutual Release to MetLife and MICC at or prior to Closing.

Article X.

CONDITIONS PRECEDENT TO THE OBLIGATION

OF NEW INVESTOR, SSLII AND TRANSFEROR TO CLOSE

Section 10.01 Conditions to New Investor’s Obligation to Close. The obligation of New Investor to proceed to Closing is subject to the satisfaction of each of the following conditions,

any of which may be waived, in whole or in part, in writing by New Investor at or prior to Closing:

(a) Transferor, SSLII and Transferee shall have performed in all material respects all their respective obligations under this Agreement which are required to be performed at or prior to Closing.

(b) All representations and warranties of Transferee set forth in Article V of this Agreement, of Transferor set forth in Article VI of this Agreement and of SSLII set forth in Article VII and Article VIII of this Agreement shall have been true and correct as of the Contract Date and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(c) Transferor, SSLII and Transferee shall have executed and/or delivered all of the documents required to be delivered at Closing pursuant to Section 11.02 (a) and Section 11.02(c), respectively.

(d) The MetLife Consent shall have been executed and delivered by MetLife.

(e) The Licenses shall have been issued and shall be in full force and effect, it being understood that this condition shall be deemed satisfied if any License has been issued, but such license is subject to revocation, cancellation, suspension or non-renewal in the event that post-licensure requirements that have not been satisfied as of Closing are not completed subsequent to Closing.

(f) The Existing Owner Financing Modification shall have closed simultaneously with the closing of the transactions contemplated in this Agreement, on substantially the terms and conditions set forth in the term sheet attached hereto as Exhibit G and such other terms as are customary for similar mortgage financing or otherwise reasonably acceptable to New Investor.

Section 10.02 Conditions to Transferor’s Obligation to Close. The obligation of Transferor to proceed to Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in whole or in part, in writing by Transferor at or prior to Closing:

(a) The MetLife Consent shall have been executed and delivered by MetLife.

(b) The Mutual Release shall have been executed and delivered by all parties thereto other than MetLife and MICC.

Section 10.03 Conditions to SSLII’s and Transferee’s Obligation to Close. The obligation of SSLII and Transferee to proceed to Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in whole or in part, in writing by SSLII (for itself and on behalf of Transferee) at or prior to Closing:

(a) New Investor shall have performed in all material respects its obligations under this Agreement which are required to be performed at or prior to Closing.

(b) All representations and warranties of New Investor set forth in Article IV and Section 3.01(b) of this Agreement shall be true and correct as of the Contract Date and as of Closing with the same force and effect as though made on and as of the Closing Date.

(c) New Investor shall have executed and delivered all of the documents required to be delivered at Closing pursuant to Sections 11.02 (b).

(d) Provided that Transferee and SSLII are not in breach of their obligations under Section 9.04, the Licenses shall have been issued and shall be in full force and effect, it being understood that this condition shall be deemed satisfied if any License has been issued, but such license is subject to revocation, cancellation, suspension or non-renewal in the event that post-licensure requirements that have not been satisfied as of Closing are not completed subsequent to Closing.

(e) The MetLife Consent shall have been executed and delivered by MetLife.

(f) The Mutual Release shall have been executed and delivered by MetLife and MICC.

(g) The Existing Owner Financing Modification shall have closed simultaneously with the closing of the transactions contemplated in this Agreement, on substantially the terms and conditions set forth in the term sheet attached hereto as Exhibit G and such other terms as are customary for similar mortgage financing or otherwise reasonably acceptable to SSLII.

Article XI.

CLOSING

Section 11.01 Time and Place. Closing of Transferor’s assignment of Transferor’s Interest pursuant to this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP in New York City (or at such other place as New Investor, SSLII and Transferor mutually agree) on the Closing Date or such other date as is mutually agreed upon by Transferor, New Investor and SSLII.

Section 11.02 Delivery of Documents at Closing.

(a) At Closing, Transferor shall:

(i) Execute and deliver to Transferee (or its designee) the Assignment and Assumption of Interest Agreement.

(ii) Intentionally Omitted.

(iii) Provide to Transferee (A) a copy of the Charter Documents of Transferor certified by a duly authorized officer of Transferor, (B) a copy of resolutions or other actions of the board of directors and shareholders of Transferor certified by a duly authorized officer of Transferor, and (C) such other evidence of the power and authority of Transferor to consummate the transactions described in this Agreement as Transferee may reasonably require.

(iv) Execute, cause to be acknowledged as appropriate and deliver to Transferee such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement.

(v) Execute, cause to be acknowledged as appropriate and deliver to Transferee a closing statement or memorandum in a form reasonably acceptable to New Investor, Transferee and Transferor (the “Closing Statement”).

(vi) Execute, cause to be acknowledged and deliver to Transferee a non-foreign status affidavit in the form of Exhibit F, as required by Section 1445 of the Code.

(vii) Execute or cause to be executed, and cause to be acknowledged and filed, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms, required by applicable law or advisable, in the reasonable opinion of Transferee, in connection with the transfer of Transferor’s Interests to Transferee (or its designee) as contemplated hereunder.

(viii) Pay and fully satisfy all obligations which are evidenced by any Lien encumbering Transferor’s Interest, the GP Interest, the Pool One Facility Owner Interest or the GP Facility Owner Interest which are not permitted hereunder.

(ix) Execute and deliver the Owner Agreement Terminations (as defined in the Framework Agreement)

(x) Execute and deliver the Pooling Agreement Termination (as defined in the Framework Agreement)

(xi) Execute, cause to be acknowledged and deliver to the Escrow Holder one or more Transferor’s Non-Imputation Affidavits.

(xii) If a search of the title to the Transferor’s Interests discloses judgments, penalties or other returns against other Persons having names the same as or similar to that of Transferor, Transferor will, on request, execute and deliver to Transferee (or cause to be delivered to Transferee) an affidavit from Transferor to the effect that such judgments, penalties or other returns are not against Transferor.

(b) At Closing, New Investor shall:

(i) Execute, acknowledge and deliver a certificate to SSLII confirming the matters set forth in Sections 10.03(a) and (b) with respect to New Investor, as of the Closing Date, such certificates to be signed by an officer of New Investor.

(ii) Provide to Transferor (A) a copy of the Charter Documents of New Investor certified by a duly authorized officer or partner of New Investor, (B) a copy of resolutions or other actions of the partners of New Investor certified by a duly authorized officer or partner of New Investor, and (C) such other evidence of the power and authority of New Investor to consummate the transactions described in this Agreement as Transferor may reasonably require.

(iii) Execute, cause to be acknowledged as appropriate and deliver such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement.

(iv) Execute, cause to be acknowledged as appropriate and deliver the Closing Statement.

(v) Execute, and cause to be notarized and filed, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms, required by applicable law or advisable, in the reasonable opinion of Transferee, in connection with the transfer of the Membership Interests or the indirect interests in the Facility Companies to Transferee (or its designee), as contemplated hereunder.

(c) At Closing, SSLII shall:

(i) Cause Transferee to execute, acknowledge and deliver the Assignment and Assumption of Interest Agreement.

(ii) Provide to Transferor (A) a copy of the Charter Documents of SSLII certified by a duly authorized officer of New Investor and a copy of the Charter Documents of Transferee certified by a duly authorized officer or member of Transferee, (B) a copy of resolutions or other actions of the board of directors and shareholders of SSLII certified by a duly authorized officer of SSLII and a copy of resolutions or other actions of the board of directors or managers and members of Transferee certified by a duly authorized officer or member of Transferee, and (C) such other evidence of the power and authority of SSLII and Transferee to consummate the transactions described in this Agreement as Transferor may reasonably require.

(iii) Execute, cause to be acknowledged as appropriate and deliver such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement.

(iv) Execute, acknowledge and deliver a certificate to New Investor confirming the matters set forth in Sections 10.01 (a) and (b) with respect to SSLII, Transferor and Transferee, as of the Closing Date, such certificates to be signed by an officer of SSLII.

(v) Cause Transferee to execute, acknowledge and deliver the Closing Statement.

(vi) Execute, and cause to be notarized and filed, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms, required by applicable law or advisable, in the reasonable opinion of Transferee (as the case may be), in connection with the transfer of the Transferor’s Interests to Transferee (or its designee).

Section 11.03 Closing Costs.

(a) Except as otherwise specifically provided in this Agreement, SSLII, New Investor, Transferee and Transferor shall each, as appropriate, pay the fees and expenses of their own attorneys, accountants, financial advisors, investment bankers and employees.

(b) Title insurance costs will be paid by Transferee in accordance with Section 3.02(a).

(c) Any transfer taxes, fees or similar charges incurred as a result of the transactions contemplated by this Agreement will be paid by Transferee in accordance with Section 3.02(a).

Article XII.

INDEMNITY; DEFAULT; DAMAGES

Section 12.01 Survival. Except for those representations, warranties, covenants or agreements contained in this Agreement the obligations in relation to which are expressly stated to survive the Closing beyond the below-referenced twelve (12) month period or without time limitation, all claims for any breach by a party of any representation, warranty, covenant or agreement made by it in this Agreement or in any other Document must be set forth in reasonable detail in a written notice received by such party not later than the date that is twelve (12) months following the Closing Date and any litigation with respect to such claim shall be commenced on or prior to the date that is sixty (60) days after the expiration of such twelve (12) month period. The following representations and warranties shall survive without time limit: (a) New Investor’s representations and warranties contained in Sections 4.01 through 4.09, (b) Transferee’s representations and warranties contained in Sections 5.01 through 5.09, (c) SSLII’s representations and warranties contained in Sections 7.01 through 7.10 and (d) SSLII’s representations and warranties contained in Sections 6.01 through 6.11.

Section 12.02 New Investor’s Remedies for Transferor’s Defaults. (A) If Transferor breaches any of its representations and warranties hereunder, or defaults on any of its obligations hereunder in any material respect, in each case caused solely by the indirect or direct actions or inactions of Metlife, and such default continues for ten (10) Business Days after written notice thereof from New Investor to Transferor specifying such default, including, without limitation, a breach of the obligation to transfer Transferor’s Interest on the Closing Date, time being of the essence, New Investor may, as its and Transferee’s sole remedy hereunder, by delivering notice in writing to Transferor in the manner provide in this Agreement, either (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those Liabilities that expressly survive such termination) and New Investor shall receive a disbursement of the Down Payment, (ii) seek enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Transferor to fulfill its obligations under this

Agreement, including but not limited to the transfer of Transferor’s Interest or (iii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults without any further claim against Transferor and (B) if Transferor breaches any of its representations and warranties hereunder, or defaults on any of its obligations hereunder in any material respect, in each case to the extent caused by the indirect or direct actions or inactions of SSLII, Manager or any Affiliate of SSLII or Manager (provided that MetLife or MICC shall not be considered Affiliates of SSLII or Manager), and such default continues for ten (10) Business Days after written notice thereof from New Investor to Transferor specifying such default, including, without limitation, a breach of the obligation to transfer Transferor’s Interest on the Closing Date, time being of the essence, New Investor may, as its and Transferee’s sole remedy hereunder, by delivering notice in writing to Transferor in the manner provide in this Agreement, either (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those Liabilities that expressly survive such termination) and New Investor shall receive a disbursement of the Down Payment and be entitled to recovery from SSLII of New Investor’s out-of-pocket costs and expenses incurred in connection with the transactions contemplated under this Agreement and the Framework Agreement (including, without limitation, reasonable attorneys fees and costs), (ii) seek enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Transferor to fulfill its obligations under this Agreement, including but not limited to the transfer of Transferor’s Interest or (iii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults without any further claim against Transferor.

Section 12.03 New Investor’s Remedies for SSLII’s or Transferee’s Defaults. If SSLII or Transferee breaches any of their respective representations or warranties hereunder, or defaults on any of their respective obligations hereunder in any material respect, and such default continues for ten (10) Business Days after written notice thereof from New Investor specifying such default, New Investor may, as its sole remedy hereunder, by delivering notice in writing to SSLII and Transferee in the manner provided in this Agreement, either, (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those Liabilities that expressly survive such termination) in which event New Investor shall receive a disbursement of the Down Payment or (ii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults. The foregoing in no way affects, limits or otherwise impairs any remedies of New Investor against SSLII under the Framework Agreement.

Section 12.04 Transferor’s, SSLII’s and Transferee’s Remedies for New Investor’s Defaults. If New Investor breaches any of its representations or warranties hereunder, or defaults on any of its obligations hereunder in any material respect, and such default continues for ten (10) Business Days after written notice thereof from SSLII or Transferor specifying such default, SSLII, Transferor and Transferee may, as their sole remedy hereunder, by delivering notice in writing to New Investor in the manner provided in this Agreement, either, (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those Liabilities that expressly survive such termination), in which event Transferor shall retain the Down Payment as liquidated damages as the sole legal or equitable remedy, the parties hereby acknowledging and agreeing that the damages which SSLII, Transferor and Transferee would suffer as a result of such default and termination would be difficult, if not impossible, to determine and that the liquidated damages provided for herein are a fair and reasonable estimation of such damages or (ii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults; it being expressly understood and agreed that neither SSLII, Transferee nor Transferor shall have any right or remedy to seek specific performance or injunctive relief with respect to any default by New Investor. The foregoing in no way affects, limits or otherwise impairs any remedies of SSLII against New Investor under the Framework Agreement.

Section 12.05 Limitation on Liability for Business Representations. Notwithstanding anything to the contrary contained herein or in any other Document, if the Closing of the transactions hereunder shall have occurred, SSLII shall have no Liability to New Investor for the breach of the Business Representations in excess of, individually or in the aggregate, Three Million Dollars ($3,000,000.00)] (the “Business Representations Damage Cap”). New Investor shall not enter any judgment or collect an amount hereunder in excess of the Business Representations Damage Cap.

Section 12.06 Transferor not Liable for Representations of Other Parties. Notwithstanding anything to the contrary contained herein or in any document executed in connection herewith, Transferor shall not be responsible for, or have any liability with respect to, any representation or warranty of SSLII or Manager, whether made pursuant to this Agreement or otherwise, any of the other Documents, or otherwise.

Section 12.07 Indemnification by New Investor. New Investor shall, during the applicable survival period, indemnify, defend, and hold harmless SSLII, Transferee and Transferor and their respective members, officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any breach by New Investor of any of its representations, warranties, covenants or agreements in this Agreement or any other Document.

Section 12.08 Intentionally Omitted.

Section 12.09 Indemnification by SSLII. SSLII shall, during the applicable survival period, indemnify, defend, and hold harmless Transferee and New Investor and their respective members, officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of, or resulting from any breach by SSLII or Transferor of any of their representations, warranties, covenants or agreements in this Agreement or any other Document, subject to the Business Representations Damage Cap with respect to breaches of the Business Representations.

Section 12.10 Indemnification by Transferee and SSLII. Transferee and SSLII, jointly and severally, shall, during the applicable survival period, indemnify, defend, and hold harmless Transferor and its members, officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of, or resulting from any breach by Transferee of any of its representations, warranties, covenants or agreements in this Agreement or any other Document.

Section 12.11 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 12.07, 12.09 and 12.10, the following procedure shall apply:

(a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the “Indemnified Party”) shall promptly give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld. If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of clause (i) of the immediately preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

(c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

(d) Failure or delay by an Indemnified Party to give prompt notice of any claim (if given prior to expiration of any applicable survival period) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

Section 12.12 Exclusivity. The rights and remedies set forth in this Article XII shall be exclusive of all other rights to monetary damages that any party (or any party’s successors or assigns) would otherwise have at law or in equity in connection with the transactions contemplated by this Agreement or any other Document, other than with respect to claims based on common law fraud or rights which by law cannot be waived or limited.

Article XIII.

DOWN PAYMENT AND ESCROW

Section 13.01 Investment of Down Payment. Escrow Agent shall deposit the Down Payment in an escrow account in the name of Escrow Agent in a commercial bank designated by New Investor, provided that New Investor approves Wells Fargo, Bank of America, or JP Morgan Chase as such commercial bank. Escrow Agent shall invest the Down Payment in an insured interest bearing account, or in interest bearing investments backed by securities issued by the U.S. federal government, as New Investor may from time to time direct.

Section 13.02 Disbursement of Down Payment. Escrow Agent shall hold the Down Payment in escrow and release the same as follows:

(a) If at any time prior to expiration of the Due Diligence Period, Escrow Agent shall receive written notice from New Investor stating that (i) New Investor is terminating this Agreement, and (ii) New Investor is simultaneously giving Transferor and SSLII a copy of such notice, Escrow Agent shall promptly disburse the Down Payment to New Investor without the need for further instructions from or approvals by any other party to this Agreement.

(b) If at any time after the expiration of the Due Diligence Period, but prior to Closing, Escrow Agent shall receive written notice from New Investor stating that (i) New Investor is terminating this Agreement for a reason other than a Transferor default, an SSLII default or another reason which would permit New Investor to receive the Down Payment, and (ii) New Investor or SSLII, as applicable, is simultaneously giving Seller a copy of such notice, Escrow Agent shall promptly disburse the Down Payment to Transferor, without the need for further instructions from or approvals by any other party to this Agreement.

(c) Except as provided in Section 13.02(f), if Escrow Agent shall receive written notice from New Investor (“Transferor Default Notice”) stating that (i) Transferor has failed to complete Closing in accordance with the terms of this Agreement, or has defaulted in any other manner under this Agreement, (ii) Transferor has not cured such failure or default in accordance with Section 12.02, and (iii) New Investor is demanding the return of the Down Payment, then Escrow Agent shall immediately and simultaneously deliver a copy of the Transferor Default Notice to Transferor and SSLII. If on or before the date which is five (5) Business Days following Transferor’s receipt of the Transferor Default Notice, Transferor shall object in writing (“Transferor’s Objection Notice”) to the return of the Down Payment to New Investor, then Escrow Agent shall not return the Down Payment to New Investor. If Transferor shall not deliver a Transferor’s Objection Notice to Escrow Agent on or before the date which is five (5) Business Days following Transferor’s receipt of the Transferor Default Notice, then Escrow Agent shall promptly return the Down Payment to New Investor without the need for further instructions from or approvals by any other party to this Agreement.

(d) Except as provided in Section 13.02(f), if Escrow Agent shall receive written notice from New Investor (“Transferee Default Notice”) stating that (i) Transferee or

SSLII has failed to complete Closing in accordance with the terms of this Agreement, or has defaulted in any other manner under this Agreement, (ii) Transferee or SSLII has not cured such failure or default in accordance with Section 12.03, and (iii) New Investor is demanding the return of the Down Payment, then Escrow Agent shall immediately and simultaneously deliver a copy of the Transferee Default Notice to Transferee and SSLII. If on or before the date which is five (5) Business Days following Transferee’s and SSLII’s receipt of the Transferee Default Notice, Transferee or SSLII shall object in writing (“Transferee’s Objection Notice”) to the return of the Down Payment to New Investor, then Escrow Agent shall not return the Down Payment to New Investor. If Transferee or SSLII shall not deliver a Transferee’s Objection Notice to Escrow Agent on or before the date which is five (5) Business Days following Transferee’s or SSLII’s receipt of the Transferee Default Notice, then Escrow Agent shall promptly return the Down Payment to New Investor without the need for further instructions from or approvals by any other party to this Agreement.

(e) Except as provided in Section 13.02(f), if Escrow Agent shall receive a written notice from Transferor, Transferee or SSLII (“New Investor Default Notice”) stating that (i) New Investor has failed to complete Closing in accordance with the terms of the Purchase Agreement, or has defaulted in any other manner under this Agreement, (ii) New Investor, as applicable, has not cured such failure or default in accordance with Section 12.04, as applicable, and (iii) Transferor, Transferee or SSLII is demanding the release of the Down Payment to Transferor, Escrow Agent shall promptly deliver a copy of the New Investor Default Notice to New Investor. If on or before the date which is five (5) Business Days following New Investor’s receipt of the New Investor Default Notice, New Investor shall object in writing (“New Investor’s Objection Notice”) to the release of the Down Payment to Transferor, then Escrow Agent shall not release the Down Payment to Transferor. If New Investor shall not deliver a Transferee’s Objection Notice to Escrow Agent on or before the date which is five (5) Business Days following New Investor’s receipt of the New Investor Default Notice, then Escrow Agent shall promptly release the Down Payment to Transferor, without the need for further instructions from or approvals by any other party to this Agreement.

(f) If Escrow Agent shall receive written notice from New Investor or SSLII (“Failure of Condition Notice”) stating that (i) New Investor has failed to complete Closing in accordance with the terms of this Agreement solely due to a failure of the conditions set forth in Section 10.01(d), (e) or (f) or (ii) Transferee and SSLII have failed to complete Closing in accordance with the terms of this Agreement solely due to a failure of the condition set forth in Section 10.03(d), (e), (f) or (g) and confirming that Transferee and SSLII are not in breach of their obligations under Section 9.04 or Section 9.08, then Escrow Agent shall immediately deliver a copy of the Failure of Condition Notice to Transferor. If on or before the date which is five (5) Business Days following Seller’s receipt of the Failure of Condition Notice, Transferor shall object in writing (“Transferor’s Failure of Condition Objection Notice”) to the return of the Down Payment to New Investor, then Escrow Agent shall not return the Down Payment to New Investor. If Transferor shall not deliver a Transferor’s Failure of Condition Notice to Escrow Agent on or before the date which is five (5) Business Days following Transferor’s receipt of the Failure of Condition Notice, then Escrow Agent shall promptly return the Down Payment to New Investor, without the need for further instructions from or approvals by any other party to this Agreement.

(g) Unless the Down Payment shall have been previously released by Escrow Agent pursuant to this Section 13.02, at Closing, Escrow Agent shall deliver the Down Payment to Transferee as part of the CNL Contribution.

Section 13.03 Disputes. In the event of any dispute between Transferor, SSLII and New Investor regarding the disbursement of the Down Payment pursuant to Sections 13.02(c) or (d), or in the event Escrow Agent shall receive conflicting demands or instructions with respect to the disbursement of the Down Payment, Escrow Agent shall withhold disbursement of the Down Payment until it receives either (i) joint written instructions from Transferor, SSLII and New Investor (or, with respect to a dispute among only SSLII and New Investor, then joint written instructions from SSLII and New Investor) with respect to the disbursement of the Down Payment or (ii) an order binding upon it from a court of competent jurisdiction with respect to the disbursement of the Down Payment. Notwithstanding the foregoing, in the event of any such dispute or conflicting demands or instructions, Escrow Agent shall have the right to deliver the Down Payment into the registry of any court of competent jurisdiction, and Escrow Agent shall thereupon be released from any further liabilities or obligations with respect to the Down Payment.

Section 13.04 Compensation. Escrow Agent shall receive no compensation for its services performed pursuant to this Agreement except for reasonable attorneys’ fees and costs incurred as a result of any dispute between the parties hereto. Such fees and costs shall be borne by the party adjudged by a court of competent jurisdiction to have been at fault.

Section 13.05 Liability of Escrow Agent. The parties covenant and agree that in performing any of its duties under this Agreement, Escrow Agent shall not be liable for any Loss which it may incur as a result of serving as Escrow Agent hereunder, except for any Loss arising out of its willful default or gross negligence. Accordingly, Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities (ii) to any action taken or omitted to be taken in reliance upon any document, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement or (iii) failure, insolvency, or inability of the depositary to pay said funds upon demand for withdrawal; or (iv) levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account. Transferor, Transferee, SSLII and New Investor hereby agree, jointly and severally, to indemnify and hold harmless Escrow Agent against any and all Losses which may be imposed upon or incurred by Escrow Agent in connection with its serving as Escrow Agent hereunder, except for any Loss arising out of its willful default or gross negligence.

Article XIV.

MISCELLANEOUS

Section 14.01 Further Actions. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by any other party in order more effectively to consummate the transactions contemplated hereby.

Section 14.02 Consents under Existing Venture Agreement. The parties acknowledge that the transactions contemplated hereunder may require the consent of SSLII (in addition to the MetLife Consent) in accordance with the terms of the Existing Venture Agreement, and the execution and delivery by SSLII of this Agreement shall evidence any such required consent from SSLII.

Section 14.03 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, or by electronic mail or facsimile (provided that an additional copy is delivered by one of the foregoing methods), addressed as follows:

(a) If to Transferor, Transferee or SSLII, to:

c/o Sunrise Senior Living, Inc.

7900 Westpark Drive, Suite T-900

McLean, Virginia 22102

Attn.: General Counsel

Telecopy No.: (703) 744-1990

Telephone No.: (703) 854-0334

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn.: Eugene A. Pinover, Esq.

Telecopy No.: (212) 728-9254

Telephone No.: (212) 728-8254

(b) If to New Investor, to:

CNL Income Partners, LP

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attn.: Holly Greer, SVP and General Counsel; and

  Joseph T. Johnson, SVP and Chief Accounting Officer

Telecopy No.: (407) 540-2544

Telephone No.: (407) 540-7546 [Greer]

(407) 540-7618 [Johnson]

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, PA

215 North Eola Drive

Orlando, Florida 32801

Attn.: Peter Luis Lopez, Esq.

Telecopy No.: 407-843-4444

Telephone No.: 407-418-6277

or such other address as a party may from time to time notify the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the fifth Business Day following the date so mailed, (ii) if delivered by courier, on the date received and (iii) if sent by facsimile, on the date transmitted if during normal business hours of the recipient, and otherwise on the next Business Day of the recipient, in each case as evidenced by receipt by the sending party of electronic confirmation of successful transmission form the receiving party’s facsimile machine.

Section 14.04 Entire Agreement. This Agreement, the Exhibits and the other Documents contain the entire understanding among the parties with respect to the subject matter hereof and are intended to be a full integration of all prior or contemporaneous agreements, conditions or undertakings among the parties hereto. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among the parties with respect to the subject matter hereof other than as set forth in this Agreement and the Exhibits and other Documents.

Section 14.05 Not Construed Against Drafter. This Agreement has been negotiated and prepared by the parties and their respective counsel, and should any provision of this Agreement require judicial interpretation, the court interpreting or construing the provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

Section 14.06 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 14.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other parties, provided that SSLII, New Investor or Transferee may assign all of their respective rights under this Agreement to an Affiliate, provided further that (i) the respective representations and warranties of Transferee, SSLII or New Investor hereunder shall be true and correct in all material respects as applied to the applicable assignee, (ii) both Transferee, SSLII or New Investor, as applicable, and the assignee shall execute and deliver to the other parties hereto a written instrument in form and substance satisfactory to such parties, in their reasonable discretion, in which both Transferee, SSLII or New Investor, as applicable, and the assignee agree to be jointly and severally liable for performance of all of the applicable assignee’s obligations under this Agreement, (iii) Transferee, New Investor or SSLII, as applicable, and the assignee shall deliver such other documents and instruments as reasonably requested by the other parties hereto, including appropriate certified resolutions of the members or boards of directors of Transferee, SSLII or New Investor, as applicable, and the assignee and (iv) Transferee, New Investor and SSLII, as applicable, shall remain fully liable for its obligations under this Agreement.

Section 14.08 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

Section 14.09 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

Section 14.10 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

Section 14.11 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 14.12 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

Section 14.13 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

Section 14.14 Exhibits. Unless otherwise specified herein, each Exhibit referred to in this Agreement is attached hereto, and each such Exhibit (other than Exhibits that are to be separately executed and delivered as Documents) is hereby incorporated by reference and made a part hereof as if fully set forth herein.

Section 14.15 Attorneys’ Fees. In the event any party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court. For purposes of this Agreement, “prevailing party” shall mean, in the case of a Person asserting a claim, such Person is successful in obtaining substantially all of the relief sought, and in the case of a Person defending against or responding to a claim, such Person is successful in denying substantially all of the relief sought.

Section 14.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY ANY OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, SELLER’S INTEREST, THE FACILITIES OR THE RELATIONSHIP OF THE PARTIES HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

Section 14.17 Facsimile and PDF Signatures. Signatures to this Agreement transmitted by telecopy or by electronic mail in PDF format shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other parties, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature or signature transmitted by electronic mail in PDF format and shall accept the telecopied signature or signature transmitted by electronic mail in PDF format of each other party to this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

TRANSFEREE:

CNLSUN PARTNERS II, LLC, a Delaware limited liability company

By:	Sunrise Senior Living Investments, Inc., a Virginia corporation, its managing member

By:	/s/ Edward W. Burnett
Name:	Edward W. Burnett
Title:	Vice President

TRANSFEROR:

MASTER METSUN TWO LP, a Delaware limited partnership

By:	Master MetSun Two GP, LLC, its general partner

By:	Sunrise Senior Living Investments, Inc., its sole member

By:	/s/ Edward W. Burnett
Name:	Edward W. Burnett
Title:	Vice President

SSLII

SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation

By:	/s/ Edward W. Burnett
Name:	Edward W. Burnett
Title:	Vice President

[Signatures continue on following page]

NEW INVESTOR

CNL INCOME PARTNERS, LP, a Delaware limited partnership

By:	CNL Income GP Corp., a Delaware corporation, its general partner

	By:	/s/ Kay S. Redlich
	Name:	Kay S. Redlich
	Title:	Senior Vice President

Executed for the purpose of acknowledging and agreeing to the obligations of the Escrow Agent hereunder:

ESCROW AGENT

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Keren Baki Marti
Name:	Keren Baki Marti
Title:	Vice President & Orlando NCS Operations Manager

Exhibit A

Facilities; Facility Owners

FACILITY OWNER	FACILITY

MetSun Two Bloomfield South MI Senior Living, LLC	Sunrise of Bloomfield Hills

MetSun Two Broomfield CO Senior Living, LLC	Sunrise of Broomfield

Sunrise Wake County NC Senior Living, LLC	Sunrise of Cary

Sunrise Johns Creek GA Senior Living, LLC	Sunrise of Johns Creek

MetSun Two McCandless PA Senior Living, LP	Sunrise of McCandless

MetSun Two Simi Valley CA Senior Living, LP	Sunrise of Simi Valley

Exhibit B

Form of Assignment and Assumption of Interest Agreement

ASSIGNMENT AND ASSUMPTION OF INTEREST

THIS ASSIGNMENT AND ASSUMPTION OF INTEREST (this “Assignment”) is made as of                  , 201    , between MASTER METSUN TWO, LP, a Delaware limited partnership, a (“Assignor”) and [                    ], a Delaware limited liability company (“Assignee”).

RECITALS:

1.	As of the date hereof, Assignor is the owner of a 100% membership interest (the “Interest”) in MetSun Two Pool One, LLC (the “Company”). The Company is governed by that certain [ ] dated as of [ ] (the “Operating Agreement”).

2.	Pursuant to that certain Transfer Agreement among Assignor, Assignee, Sunrise Senior Living Investments, Inc. (“SSLII”) and CNL Income Partners, LP, dated as of , 2011 (the “Transfer Agreement”), Assignor desires to assign to Assignee the Interest, including all rights, responsibilities and obligations of Assignor in, to and under the Operating Agreement.

3.	Pursuant to the Transfer Agreement, Assignee desires to accept an assignment of Assignor’s Interest and to assume of all of Assignor’s rights, responsibilities and obligations in, to and under the Operating Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual covenants set forth in this Assignment, and of other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Assignor and Assignee agree as follows:

1.	Assignment and Assumption of Interest. Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in, to and under the Interest. Assignee hereby accepts the Interest and hereby assumes and agrees to be bound by all of the obligations, duties and liabilities of Assignor with respect to the Interest and under the Operating Agreement. This assignment is made without representation, warranty or indemnity except as expressly set forth in the Transfer Agreement.

2.

Withdrawal and Substitution. By reason of the assignment effected pursuant to Section 1 hereof, (i) Assignee is hereby entitled to exercise all rights, powers and privileges and is hereby obligated to perform all of the duties and obligations that may hereinafter exist in relation to the Interest, (ii) Assignor hereby fully and completely withdraws from the Company as a member and Assignee is hereby admitted to the

Company as a substitute member and (iii) Assignor shall not have any further rights, powers, privileges, duties and/or obligations with respect to the Interest.

3.	Miscellaneous.

i. The obligations of the parties hereto shall be continuing, absolute and unconditional and shall remain in full force and effect.

ii. Promptly upon request of any other party, each party hereto shall execute and deliver such further assurances and take such further actions as may be reasonably required or appropriate to perfect the assignment and assumption of the Interest and otherwise carry out the intent and purpose of this Assignment.

iii. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee, the Company, and their respective successors and assigns.

iv. Each of the parties hereto hereby waives any right to jury trial in the event any party files an action relating to this Assignment.

v. This Assignment may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Signatures to this Assignment transmitted by telecopy or by electronic mail in PDF format shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Assignment with its actual signature to the other parties, but a failure to do so shall not affect the enforceability of this Assignment, it being expressly agreed that each party to this Assignment shall be bound by its own telecopied signature or signature transmitted by electronic mail in PDF format and shall accept the telecopied signature or signature transmitted by electronic mail in PDF format of each other party to this Assignment.

4.	Interpretation.

i. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to conflicts of laws principles).

ii. Captions, numbering and headings of Sections in this Assignment are for convenience of reference only and shall not be considered in the interpretation of this Assignment.

iii. Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

iv. No modification of this Assignment shall be valid or effective unless the same is in writing and signed by the parties hereto. No purported waiver of any of the provisions of this Assignment shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

v. This Assignment has been negotiated and prepared by the parties and their respective attorneys and, should any provision of this Assignment require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNEE:

[ ]

By:

Name:

Title:

ASSIGNOR:

MASTER METSUN TWO, LP

By: Master MetSun Two GP, LLC, its general partner

By: Sunrise Senior Living Investments, Inc., its sole member

By:

Name:

Title:

Exhibit C

Disclosure Statement

Exhibit D

Non-Imputation Affidavit

v

Exhibit E

Rent Roll

Exhibit F

Non-Foreign Status Affidavit

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee, [                    ], a Delaware limited liability company (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by MASTER METSUN TWO, LP, a Delaware limited partnership (“Transferor”), the undersigned hereby certifies to Transferee the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

2. The employer identification number of Transferor is [            ]

3. Transferor has an office address of c/o [                    ]

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

MASTER METSUN TWO, LP

By: Master MetSun Two GP, LLC, its general partner

By: Sunrise Senior Living Investments, Inc., its sole member

By
Name:
Title:

Sworn to and subscribed before me this day of , 201

Notary Public

My Commission Expires:

Exhibit G

Existing Loan Modification Term Sheet